As filed with the Securities and Exchange Commission on March 28, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SRI/SURGICAL EXPRESS, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	59-3252632
(State of Incorporation)	(I.R.S. Employer Identification No.)

12425 RACETRACK ROAD, TAMPA, FL	33626
(Address of principal executive offices)	(Zip Code)

2004 STOCK COMPENSATION PLAN

(Full title of the plan)

CHRISTOPHER CARLTON, CHIEF EXECUTIVE OFFICER

SRI/SURGICAL EXPRESS, INC.

12425 RACETRACK ROAD, TAMPA, FL 33626

813/891-9550

(Name, address, and telephone number,

including area code, of agent for service)

COPY TO:

DAVID S. FELMAN, ESQ.

HILL, WARD & HENDERSON, P.A.

101 EAST KENNEDY BOULEVARD, SUITE 3700

TAMPA, FLORIDA 33602

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.001 per share	500,000	$4.80	$2,400,000	$283.00

(1)	Pursuant to Rule 416, this Registration Statement also covers additional shares of common stock offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected without receipt of consideration, as provided in the Plan.

(2)	Estimated in accordance with Rule 457(c) and (h)(1) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the NASDAQ/National Market System for the Company’s common stock on March 24, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

This Registration Statement on Form S-8 registers shares of the common stock, $.001 par value, of SRI/Surgical Express, Inc. to be issued pursuant to the exercise of stock options granted under the Registrant’s 2004 Stock Compensation Plan (the “Plan”). Pursuant to the Note to Part I of Form S-8, the information specified in Items 1 and 2 of Form S-8 has not been filed with the Securities and Exchange Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed March 26, 2004, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, filed May 14, 2004, June 30, 2004, filed August 12, 2004, and September 30, 2004, filed November 10, 2004, respectively, pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(c) The Registrant’s Current Reports on Form 8-K, filed on March 1, 2004, March 5, 2004, May 11, 2004, May 28, 2004, June 29, 2004, August 9, 2004, September 27, 2004, October 22, 2004, November 8, 2004, November 10, 2004, November 24, 2004, January 19, 2005, February 8, 2005, and March 21, 2005 pursuant to Section 13(a) or 15(d) of the Exchange Act.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, on or after the date of this Registration Statement and before the filing of a post-effective amendment indicating that all securities offered hereby have been sold or that de-registers all securities covered hereby remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained in this Registration Statement or in any subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

The description of the Registrant’s common stock is contained in the Registrant’s registration statement filed pursuant to Section 12 of the Exchange Act and is incorporated by reference in this Registration Statement, including any subsequent amendments or reports filed for the purpose of updating that description.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Hill, Ward, and Henderson, P.A., Tampa, Florida will pass upon the validity of the issuance of the shares of the Registrant’s common stock to be offered for the Registrant. One shareholder of Hill, Ward, and Henderson, P.A. owns shares of the Registrant’s common stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 6, Section 6.1, of the Registrant’s Articles of Incorporation provides for the indemnification of the Registrant’s directors and executive officers to the fullest extent permitted by law. Pursuant to the Florida Business Corporation Act, the Registrant may, and in some cases, must, indemnify its directors and executive officers against certain liabilities. In addition, the Registrant has entered into an indemnity agreement with each of its current directors and executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay those advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. See Item 9.C. of this Registration Statement for a statement concerning indemnification for liabilities under the Securities Act of 1933.

Additionally, the Registrant maintains a director and officer liability insurance policy in the face amount of $10,000,000 that insures its officers and directors against certain liabilities incurred in their capacities as officers and directors of the Registrant.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION
4.1	2004 Stock Compensation Plan.

5.1	Opinion of Hill, Ward & Henderson, P.A. regarding the legality of the securities being registered.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

ITEM 9.	UNDERTAKINGS.

A. The Registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida, on March 28, 2005.

SRI/SURGICAL EXPRESS, INC.

By:	/s/ Christopher Carlton
Christopher Carlton
Chief Executive Officer

Pursuant to the requirements of the Securities and Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ N. John Simmons, Jr. N. John Simmons, Jr.	Chairman of the Board of Directors	March 28, 2005

/s/ Christopher Carlton Christopher Carlton	President, Chief Executive Officer and Director	March 28, 2005

/s/ James T. Boosales James T. Boosales	Director	March 28, 2005

/s/ James M. Emanuel James M. Emanuel	Director	March 28, 2005

/s/ Lee R. Kemberling Lee R. Kemberling	Director	March 28, 2005

/s/ Charles T. Orsatti Charles T. Orsatti	Director	March 28, 2005

/s/ Wayne R. Peterson Wayne R. Peterson	Director	March 28, 2005

EXHIBITS INDEX [Update]

EXHIBIT NUMBER	DESCRIPTION
4.1	2004 Stock Compensation Plan

5.1	Opinion of Hill, Ward & Henderson, P.A. regarding the legality of the securities being registered.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm